Exhibit 99.1

For Immediate Release

Contact:

Hal Mechler
Senior Vice President & CFO
281-490-9652

Imperial Sugar Company Announces $2.50 Special Dividend

Sugar Land, TX—(October 17, 2005)- Imperial Sugar Company (NASDAQ:IPSU) announced today that its Board of Directors had declared a special dividend of $2.50 per share of common stock and established November 1, 2005 as the record date and November 11, 2005 as the distribution date for this dividend. With approximately 10.6 million shares outstanding, the total amount of the dividend will be $26.4 million.

In declaring this dividend, Imperial’s Board of Directors considered the Company’s strong balance sheet that has been augmented by the cash proceeds of $51.1 million that it recently received from the sale of its Holly Sugar Corporation subsidiary as well as some expectation of improved industry dynamics during the coming fiscal year despite higher energy prices.

As previously announced, in anticipation of the sale of Holly Sugar, Imperial made a $21.4 million contribution to its defined benefit plans, thus satisfying most of the funding requirements for those plans for the next two years. It is expected that aggregate cash funding requirements for those years will be reduced by an amount in excess of the contribution just made.

Commenting on the dividend declaration, Robert A. Peiser, Imperial’s president and CEO, said: “The Holly sale was a very good transaction that reduced our energy dependence and had beneficial

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cash flow implications relating to pension funding, capital spending and seasonal working capital needs in addition to our obtaining a good multiple on its earnings potential. I am pleased that we have also been able to use the cash received to reduce our future pension obligations and now reward our stockholders for the patience that they have exhibited during this past year.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future energy costs, future industry dynamics, future operating results, operating efficiencies, future government and legislative action, future cost savings, future benefit costs and future funding requirements , our liquidity and ability to finance our operations, potential cash flow impacts, and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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